UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RIVIERA HOLDINGS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On August 8, 2006, Riviera Holdings Corporation issued the following press release:

Riviera Holdings Corporation

2901 Las Vegas Boulevard South

Las Vegas NV 89109

Investor Relations: (800) 362-1460

TRADED: AMEX - RIV

www.rivierahotel.com

FOR FURTHER INFORMATION:

AT THE COMPANY: CONTACT:	INVESTOR RELATIONS CONTACT:
Mark Lefever, Treasurer and CFO	Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice	(208) 241-3704 Voice
(702) 794-9442 Fax	(208) 232-5317 Fax
Email: mlefever@theriviera.com	Email: BetsyT@cableone.net

FOR IMMEDIATE RELEASE:

RIVIERA HOLDINGS CORPORATION ANNOUNCES RECEIPT OF COMPETING TAKEOVER PROPOSAL AND POSTPONEMENT OF SHAREHOLDER VOTE

LAS VEGAS, NEVADA, August 8, 2006 - Riviera Holdings Corporation (“Riviera”) today announced that it has received an unsolicited, competing takeover proposal from International Gaming & Entertainment, LLC (“IGE”), which is a newly-formed, special-purpose acquisition company affiliated with BT Enterprises, LLC, a Boston-based merchant equity fund. The principals of IGE include Jeffrey Wu, Michael Signorelli and Bagus Tjahjono. Mr. Wu is the majority shareholder and a director of United International Bank in New York.

IGE has informed Riviera that it is offering to acquire all of Riviera’s outstanding stock for $20 per share on substantially the same terms and conditions set forth in Riviera’s April 5, 2006 merger agreement with Riv Acquisition Holdings Inc. (“RAHI”), subject to IGE’s satisfactory review of certain disclosure schedules. IGE has further informed Riviera that its investors have committed a sufficient amount of equity capital to complete the acquisition of Riviera as contemplated, but IGE does not yet have a financing commitment for the portion of the acquisition price that it intends to finance. IGE’s proposed acquisition, however, would not be subject to a financing contingency.

Riviera’s merger agreement with RAHI, which provides for RAHI’s acquisition of all of Riviera’s outstanding stock at $17 per share, was scheduled for a shareholder vote today at Riviera’s annual meeting of shareholders.

In accordance with the Riviera board of directors’ fiduciary duties, the board will give proper consideration to all aspects of IGE’s proposal and evaluate it in comparison to Riviera’s merger agreement with RAHI.

IGE submitted its proposal on Friday, August 4, 2006. In order for Riviera to give the proposal proper consideration and to consult further with its legal and financial advisors and with IGE’s representatives, as appropriate, Riviera has postponed a shareholder vote on the merger agreement with RAHI until August 29, 2006 at 1:00 p.m., PDT. Riviera will hold its annual meeting today for the vote on the election of directors and will then adjourn the meeting and reconvene it on August 29 for the vote on the RAHI merger agreement.

In the meantime, Riviera’s board of directors maintains its support for the merger agreement with RAHI.

Riviera’s merger agreement with RAHI appears in Appendix A to Riviera’s proxy statement for its annual meeting of shareholders, which was filed with the Securities and Exchange Commission on July 3, 2006. Statements in this press release concerning the merger agreement are qualified in their entirety by reference to the complete merger agreement.

Information in this press release concerning IGE and its related parties has been provided by IGE.

About Riviera Holdings Corporation

Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera’s stock is listed on the American Stock Exchange under the symbol RIV.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the merger contemplated by Riviera’s current merger agreement with RAHI; the shareholder vote on that merger agreement and the requirement for regulatory approval of it; and Riviera’s consideration of, and future determinations concerning, IGE’s proposal. We caution you there is no assurance that the merger with RAHI will be approved and consummated, nor is there any assurance that IGE’s competing proposal will lead to a definitive agreement for an acquisition of Riviera. Moreover, even if Riviera enters into such an agreement with IGE, the acquisition might not be consummated for a variety of reasons, including the failure to obtain the requisite approvals of shareholders and regulatory authorities. Although we believe that the forward-looking statements in this news release are reasonable at the present time, future results may be materially different from what is contained in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

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